UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REMEDENT, INC.

(Exact name of registrant as specified in its charter)

Nevada	86-0837251
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Xavier de Cocklaan 42

Deurle, Belgium, 9831

(Address of Principal Executive Offices)              (Zip Code)

2004 Incentive and Nonstatutory Stock Option Plan

Stock Options in Aggregate Amount of 150,000 Granted to P. Michael Williams

Common Stock in Aggregate Amount of 200,000 Granted to P. Michael Williams

(Full title of the plans)

Robin List, Chief Executive Officer

Remedent, Inc.

Xavier de Cocklaan 42

Deurle, Belgium, 9831

(Name and address of agent for service)

011-329-321-7080

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	800,000	$2.10 (2)	$1,680,000	$179.76
Common Stock, $0.001 par value	150,000	$2.60(3)	$390,000	$41.73
Common Stock, $0.001 par value	200,000	$2.10(3)	$420,000	$44.94

(1)

This Registration Statement shall also cover any additional shares of Common Stock which becomes issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Remedent, Inc.

(2)

Calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (“Securities Act”) based upon the average of the high and low price per share of the common stock of the Registrant on June 7, 2006, as quoted on the OTCBB.

(3)	Calculated in accordance with Rule 457(h) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents file by the Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement.

(1)	Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005;
(2)	Registrant’s Quarterly Report on Form 10-QSB and 10-QSB/A for the fiscal quarter ended June 30, 2005;
(3)	Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005;
(4)	Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2005;
(5)	Registrant’s Definitive Information Statement, Notice of Action by Stockholders Written Consent in Lieu of an Annual Meeting dated May 9, 2005;
(6)	Registrant’s current report on Form 8-K filed on April 4, 2005;
(7)	Registrant’s current report on Form 8-K filed on June 8, 2005;
(8)	Registrant’s current report on Form 8-K filed on July 11, 2005;
(9)	Registrant’s current report on Form 8-K filed on July 25, 2005;
(10)	Registrant’s current report on Form 8-K/A filed on August 17, 2005;
(11)	Registrant’s current report on Form 8-K filed on October 18, 2005;
(12)	Registrant’s current report on Form 8-K filed on December 28, 2005;
(13)	Registrant’s current report on Form 8-K filed on February 16, 2006;

(14)	Registrant’s current report on Form 8-K filed on February 22, 2006;
(15)	Registrant’s current report on Form 8-K filed on April 4, 2006; and
(16)

The description of the Registrant’s Common Stock, par value $0.001 contained in the Registrant’s Form 10-SB filed March 20, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregistered all securities then remaining unsold, will be deemed to be incorporated by reference herein and will be made a part of this registration statement from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Nevada Corporation Code grants to the Registrant the power to indemnify the officers and directors of the Registrant, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

The Registrant’s Articles of Incorporation further provides that a director of the Registrant shall not be personally liable for monetary damages to the Registrant or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Registrant or (iv) for any transaction from which the director derives an improper personal benefit.

The Registrant’s Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Registrant are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	2004 Incentive and Nonstatutory Stock Option Plan*

4.2	Non-Qualified Stock Option Agreement with P. Michael Williams

4.3	Stock Purchase Agreement with P. Michael Williams

5.1	Opinion of Bullivant Houser Bailey PC dated June 13, 2006.

23.1	Consent of Bullivant Houser Bailey PC (contained in Exhibit 5.1)

23.2	Consent of PKF Bedrijfsrevisoren, Antwerp, Belgium, Independent Auditors

*Incorporated by reference from the Registrant’s Definitive Information Statement, Notice of Action by Stockholders Written Consent in Lieu of an Annual Meeting dated May 9, 2005 (File No. 001-15975)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes to:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deurle, Country of Belgium.

REMEDENT, INC.,

a Nevada corporation

Dated:	May 29, 2006	By:	/s/ Robin List

Robin List,

Chief Executive Officer

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated:	May 29, 2006	By:	/s/ Robin List

Robin List,

Chief Executive Officer

(Principal Executive Officer)

Dated:	May 29, 2006	By:	/s/ Philippe Van Acker

Philippe Van Acker,

Chief Financial Officer

(Principal Accounting Officer and

Principal Financial Officer)

Dated:	May 29, 2006	By:	/s/ Guy DeVreese

Guy DeVreese,

Chairman

(Director)

Dated:	May 29, 2006	By:	/s/ Fred Kolsteeg

Fred Kolsteeg,

(Director)

Dated:	June 13, 2006	By:	/s/ Stephen Ross

Stephen Ross,

(Director)